CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Buffered Performance Leveraged Upside Securities due 2015	$1,725,000	$235.29

June 2013 Pricing Supplement No. 878 Registration Statement No. 333-178081 Dated June 7, 2013 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in International Equities
Buffered PLUS Based on the iShares® MSCI EAFE Index Fund due June 12, 2015
Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor
Principal at Risk Securities
The Buffered PLUS are unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal and have the terms described in the accompanying product supplement for PLUS, index supplement and prospectus, as supplemented or modified by this document.  At maturity, if the underlying shares have appreciated in price, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying shares, subject to the maximum payment at maturity.  If the underlying shares have depreciated in value, but the underlying shares have not declined by more than the specified buffer amount, the Buffered PLUS will redeem for par.  If the underlying assets have declined by more than the buffer amount, investors will lose 1.1111% for every 1% decline beyond the specified buffer amount.  There is no minimum payment at maturity on the Buffered PLUS.  Accordingly, you could lose your entire initial investment.  The Buffered PLUS are for investors who seek an equity fund-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage and buffer features that in each case apply to a limited range of performance of the underlying shares.  The Buffered PLUS are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.  These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
FINAL TERMS
Issuer:	Morgan Stanley
Maturity date:	June 12, 2015
Underlying shares:	Shares of the iShares® MSCI EAFE Index Fund
Aggregate principal amount:	$1,725,000
Payment at maturity per Buffered PLUS:	▪ If the final share price is greater than the initial share price: $1,000 + leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.
▪ If the final share price is less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 10%: $1,000
▪ If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 10%:
$1,000 + [$1,000 x (share return + 10%) x downside factor]
This amount will be less than the stated principal amount of $1,000 and could be zero.
Share return:	(final share price – initial share price) / initial share price
Downside factor:	1.1111
Leveraged upside payment:	$1,000 x leverage factor x share return
Initial share price:	$60.30, which is the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Valuation date:	June 9, 2015, subject to postponement for non-trading days and certain market disruption events
Leverage factor:	300%
Buffer amount:	10%
Maximum payment at maturity:	$1,260 per Buffered PLUS (126% of the stated principal amount)
Interest:	None
Stated principal amount:	$1,000 per Buffered PLUS
Issue price:	$1,000 per Buffered PLUS
Pricing date:	June 7, 2013
Original issue date:	June 12, 2013 (3 business days after the pricing date)
CUSIP:	61761JHU6
ISIN:	US61761JHU60
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$980.72 per Buffered PLUS. See “Investment Summary” on page 2.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer(2)
Per Buffered PLUS	$1,000	$5	$995
Total	$1,725,000	$8,625	$1,716,375
(1)
Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $5 for each Buffered PLUS they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(2)	See “Use of proceeds and hedging” on page 15.
The Buffered PLUS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 6.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
The Buffered PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the Buffered PLUS” at the end of this document.

Product Supplement for PLUS dated August 17, 2012	Index Supplement dated November 21, 2011	Prospectus dated November 21, 2011

Buffered PLUS Based on the iShares® MSCI EAFE Index Fund due June 12, 2015
Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor
Principal at Risk Securities

Investment Summary

Buffered Performance Leveraged Upside Securities with Downside Factor
Principal at Risk Securities

The Buffered PLUS Based on the iShares® MSCI EAFE Index Fund due June 12, 2015 (the “Buffered PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying shares that enhances returns for a certain range of positive performance of the underlying shares

▪	To enhance returns and potentially outperform the underlying shares in a moderately bullish scenario

▪
To achieve similar levels of upside exposure to the underlying shares as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

▪	To obtain a buffer against a specified level of negative performance in the underlying shares

Maturity:	2 years
Leverage factor:	300%
Downside factor:	1.1111
Maximum payment at maturity:	$1,260 per Buffered PLUS (126% of the stated principal amount)
Buffer amount:	10%
Minimum payment at maturity:	None. You may lose your entire initial investment in the Buffered PLUS.
Coupon:	None

The original issue price of each Buffered PLUS is $1,000.  This price includes costs associated with issuing, selling, structuring and hedging the Buffered PLUS, which are borne by you, and, consequently, the estimated value of the Buffered PLUS on the pricing date is less than $1,000.  We estimate that the value of each Buffered PLUS on the pricing date is $980.72.

What goes into the estimated value on the pricing date?

In valuing the Buffered PLUS on the pricing date, we take into account that the Buffered PLUS comprise both a debt component and a performance-based component linked to the underlying shares.  The estimated value of the Buffered PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying shares, instruments based on the underlying shares, volatility and other factors including current and expected interest rates, as well as an interest rate related to the implied interest rate at which our conventional fixed rate debt trades in the secondary market (the “secondary market credit spread”).

What determines the economic terms of the Buffered PLUS?

In determining the economic terms of the Buffered PLUS, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more terms of the securities, such as the maximum payment at maturity, the leverage factor, the downside factor or the buffer amount, would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the Buffered PLUS?

The price at which MS & Co. purchases the Buffered PLUS in the secondary market, absent changes in market conditions, including those related to the underlying shares, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the Buffered PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Buffered PLUS in the secondary market, absent changes in market conditions, including those related to the underlying shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

June 2013	Page 2

Buffered PLUS Based on the iShares® MSCI EAFE Index Fund due June 12, 2015
Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor
Principal at Risk Securities

Key Investment Rationale

Buffered PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies, while providing limited protection against negative performance of the asset.  Once the asset has decreased in value by more than a specified buffer amount, investors are exposed to the negative performance of the asset on a leveraged basis.  At maturity, if the asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset, subject to the maximum payment at maturity.  At maturity, if the asset has depreciated and (i) if the closing price of the asset has not declined by more than the specified buffer amount, the Buffered PLUS will redeem for par or (ii) if the closing price of the asset has declined by more than the buffer amount, the investor will lose 1.1111% for every 1% decline beyond the specified buffer amount.  There is no minimum payment at maturity on the Buffered PLUS.  Accordingly, you could lose your entire initial investment in the Buffered PLUS.

Leveraged Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the underlying shares.
Upside Scenario
The underlying shares increase in price and, at maturity, the Buffered PLUS redeem for the stated principal amount of $1,000 plus 300% of the share return, subject to the maximum payment at maturity of $1,260 per Buffered PLUS (126% of the stated principal amount).

Par Scenario	The underlying shares decline in price by no more than 10% and, at maturity, the Buffered PLUS redeem for the stated principal amount of $1,000.
Downside Scenario
The underlying shares decline in price by more than 10% and, at maturity, the Buffered PLUS redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease beyond the buffer amount of 10% times the downside factor of 1.1111.  (Example: if the underlying shares decrease in price by 30%, investors would lose 22.222% of their principal and the Buffered PLUS will redeem for $777.78, or 77.778% of the stated principal amount.)  There is no minimum payment at maturity on the Buffered PLUS, and accordingly you could lose your entire initial investment.

June 2013	Page 3

Buffered PLUS Based on the iShares® MSCI EAFE Index Fund due June 12, 2015
Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor
Principal at Risk Securities

How Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$1,000 per Buffered PLUS
Leverage factor:	300%
Downside factor:	1.1111
Buffer amount:	10%
Maximum payment at maturity:	$1,260 per Buffered PLUS (126% of the stated principal amount)
Minimum payment at maturity:	None.

Buffered PLUS Payoff Diagram

How it works

▪
Upside Scenario. If the final share price is greater than the initial share price, investors will receive the $1,000 stated principal amount plus 300% of the appreciation of the underlying shares over the term of the Buffered PLUS, subject to the maximum payment at maturity.  Under the terms of the Buffered PLUS, an investor will realize the maximum payment at maturity of $1,260 per Buffered PLUS (126% of the stated principal amount) at a final share price of approximately 108.67% of the initial share price.

▪
Par Scenario.  If the final share price is less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 10%, investors will receive the stated principal amount of $1,000 per Buffered PLUS.

June 2013	Page 4

Buffered PLUS Based on the iShares® MSCI EAFE Index Fund due June 12, 2015
Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor
Principal at Risk Securities

▪
Downside Scenario.  If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 10%, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease beyond the buffer amount of 10% times the downside factor of 1.1111.

o	For example, if the underlying shares depreciate 30%, investors would lose 22.222% of their principal and receive only $777.78 per Buffered PLUS at maturity, or 77.778% of the stated principal amount.

June 2013	Page 5

Buffered PLUS Based on the iShares® MSCI EAFE Index Fund due June 12, 2015
Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor
Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for PLUS, index supplement and prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Buffered PLUS.

▪
Buffered PLUS do not pay interest or guarantee the return of any of your principal.  The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest and do not guarantee any return of principal at maturity.  If the final share price  has declined by an amount greater than the buffer amount of 10% from the initial share price, you will receive for each Buffered PLUS that you hold a payment at maturity that is less than the stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the closing price of the underlying shares below 90% of the initial share price times the downside factor of 1.1111.  As there is no minimum payment at maturity on the Buffered PLUS, you could lose your entire initial investment.

▪
The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity.  The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity of $1,260 per Buffered PLUS, or 126% of the stated principal amount.  Although the leverage factor provides 300% exposure to any increase in the final share price over the initial share price, because the payment at maturity will be limited to 126% of the stated principal amount for the Buffered PLUS, any increase in the final share price over the initial share price by more than approximately 8.67% will not further increase the return on the Buffered PLUS.

▪
The market price of the Buffered PLUS will be influenced by many unpredictable factors. Several factors will influence the value of the Buffered PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered PLUS in the secondary market, including the trading price, volatility (frequency and magnitude of changes in value) and dividends of the underlying shares and of the stocks composing the MSCI EAFE Index, interest and yield rates in the market, time remaining until the Buffered PLUS mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying shares or equities markets generally and which may affect the final share price of the underlying shares, the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the shares comprising the MSCI EAFE Index trade, the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor, and any actual or anticipated changes in our credit ratings or credit spreads.  The price of the underlying shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “iShares® MSCI EAFE Index Fund Overview” below.  You may receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

▪
The Buffered PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the Buffered PLUS at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the Buffered PLUS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Buffered PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Buffered PLUS.

▪
The amount payable on the Buffered PLUS is not linked to the value of the underlying shares at any time other than the valuation date.  The final share price will be based on the closing price on the valuation date, subject to adjustment for non-trading days and certain market disruption events.  Even if the value of the underlying shares appreciates prior to the valuation date but then drops on the valuation date by more than 10%, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the underlying shares prior to such drop.  Although the actual value of the underlying shares

June 2013	Page 6

Buffered PLUS Based on the iShares® MSCI EAFE Index Fund due June 12, 2015
Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor
Principal at Risk Securities

on the stated maturity date or at other times during the term of the Buffered PLUS may be higher than the closing price on the valuation date, the payment at maturity will be based solely on the closing price on the valuation date.

▪
Investing in the Buffered PLUS is not equivalent to investing in the underlying shares or the stocks composing the MSCI EAFE Index.  Investing in the Buffered PLUS is not equivalent to investing in the underlying shares, the MSCI EAFE Index or the stocks that constitute the MSCI EAFE Index.  Investors in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks that constitute the MSCI EAFE Index.

▪
The price of the underlying shares is subject to currency exchange risk. Because the price of the underlying shares is related to the U.S. dollar value of stocks underlying the MSCI EAFE Index, holders of the Buffered PLUS will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region.  An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each currency.  If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the MSCI EAFE Index, the price of the underlying shares will be adversely affected and the payment at maturity on the Buffered PLUS may be reduced.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments; and

•	the extent of governmental surpluses or deficits in the countries represented in the MSCI EAFE Index and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in the MSCI EAFE Index and the United States and other countries important to international trade and finance.

▪
There are risks associated with investments in securities, such as the Buffered PLUS, linked to the value of foreign equity securities.  The underlying shares track the performance of the MSCI EAFE Index, which is linked to the value of foreign equity securities.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

▪
Adjustments to the underlying shares or to the MSCI EAFE Index could adversely affect the value of the Buffered PLUS.  As the investment adviser to the iShares® MSCI EAFE Index Fund, BlackRock Fund Advisors (the “Investment Adviser”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index.  Pursuant to its investment strategy or otherwise, the Investment Adviser may add, delete or substitute the stocks composing the iShares® MSCI EAFE Index Fund. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the Buffered PLUS.  MSCI Inc. (“MSCI”) is responsible for calculating and maintaining the MSCI EAFE Index.  MSCI may add, delete or substitute the stocks constituting the MSCI EAFE Index or make other methodological changes

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Buffered PLUS Based on the iShares® MSCI EAFE Index Fund due June 12, 2015
Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor
Principal at Risk Securities

that could change the value of the MSCI EAFE Index.  MSCI may discontinue or suspend calculation or publication of the MSCI EAFE Index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued MSCI EAFE Index and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The underlying shares and the MSCI EAFE Index are different. The performance of the underlying shares may not exactly replicate the performance of the MSCI EAFE Index because the iShares® MSCI EAFE Index Fund will reflect transaction costs and fees that are not included in the calculation of the MSCI EAFE Index.  It is also possible that the iShares® MSCI EAFE Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI EAFE Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the iShares® MSCI EAFE Index Fund and the MSCI EAFE Index or due to other circumstances.  The iShares® MSCI EAFE Index Fund generally invests at least 90% of its assets in securities of the MSCI EAFE Index and in depositary receipts representing securities of the MSCI EAFE Index. The iShares® MSCI EAFE Index Fund may invest the remainder of its assets in securities not included in the MSCI EAFE Index but which the Investment Adviser believes will help the iShares® MSCI EAFE Index Fund track the MSCI EAFE Index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of money market funds advised by the Investment Adviser.

▪
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us.  Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Buffered PLUS in the original issue price reduce the economic terms of the Buffered PLUS, cause the estimated value of the Buffered PLUS to be less than the original issue price and will adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Buffered PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Buffered PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Buffered PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Buffered PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Buffered PLUS in the secondary market, absent changes in market conditions, including those related to the underlying shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪
The estimated value of the Buffered PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Buffered PLUS than those generated by others, including other dealers in the market, if they attempted to value the Buffered PLUS.  In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your Buffered PLUS at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.  See also “The market price of the Buffered PLUS will be influenced by many unpredictable factors” above.

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Buffered PLUS Based on the iShares® MSCI EAFE Index Fund due June 12, 2015
Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor
Principal at Risk Securities

▪
The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the shares of the iShares® MSCI EAFE Index Fund.  MS & Co., as calculation agent, will adjust the amount payable at maturity for certain corporate events affecting the shares of the iShares® MSCI EAFE Index Fund.  However, the calculation agent will not make an adjustment for every corporate event that could affect the shares of the iShares® MSCI EAFE Index Fund.  If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the Buffered PLUS may be materially and adversely affected.

▪
The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited. The Buffered PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Buffered PLUS.  MS & Co. may, but is not obligated to, make a market in the Buffered PLUS and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Buffered PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Buffered PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily. Since other broker-dealers may not participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Buffered PLUS, it is likely that there would be no secondary market for the Buffered PLUS. Accordingly, you should be willing to hold your Buffered PLUS to maturity.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Buffered PLUS.  As calculation agent, MS & Co. has determined the initial share price, will determine the final share price, and will calculate the amount of cash you receive at maturity.  Determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final share price in the event of a discontinuance of the MSCI EAFE Index or a market disruption event, may adversely affect the payout to you at maturity.  In addition, MS & Co. has determined the estimated value of the Buffered PLUS on the pricing date.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Buffered PLUS.   One or more of our subsidiaries and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the Buffered PLUS (and to other instruments linked to the underlying shares or the MSCI EAFE Index), including trading in the underlying shares and in other instruments related to the underlying shares or the MSCI EAFE Index.  Some of our subsidiaries also trade the underlying shares or the stocks that constitute the MSCI EAFE Index and other financial instruments related to the MSCI EAFE Index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial share price and, therefore, could have increased the price at which the shares of the iShares® MSCI EAFE Index Fund must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered PLUS.  Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could adversely affect the closing price of the shares of the iShares® MSCI EAFE Index Fund on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪
The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.  Please read the discussion under “Additional Provisions―Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS.  As discussed in the Tax Disclosure Sections, there is a substantial risk that the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder could be recharacterized as ordinary income (in which case an interest charge will be imposed).  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Buffered PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one possible treatment, the IRS could seek to recharacterize the Buffered PLUS as debt instruments.  In that event, U.S. Holders would be required to accrue into income original issue discount on the Buffered PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered PLUS as ordinary income.  The risk that buffered securities would be

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Principal at Risk Securities

recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with non-buffered equity-linked securities.  We do not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed in this document.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the potential application of the constructive ownership rule, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor
Principal at Risk Securities

iShares® MSCI EAFE Index Fund Overview

The iShares® MSCI EAFE Index Fund is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index®.  The iShares® MSCI EAFE Index Fund is managed by iShares Trust (“iShares”), a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI EAFE Index Fund.  Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at.www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the iShares® MSCI EAFE Index Fund is accurate or complete.

Information as of market close on June 7, 2013:

Bloomberg Ticker Symbol:	EFA
Current Share Price:	$60.30
52 Weeks Ago:	$48.67
52 Week High (on 5/21/2013):	$63.53
52 Week Low (on 6/25/2012):	$47.36

The following graph sets forth the daily closing price of the underlying shares for the period from January 1, 2008 through June 7, 2013.  The related table sets forth the published high and low closing prices as well as the end-of-quarter closing prices of the underlying shares for each quarter in the same period.  The closing price of the underlying shares on June 7, 2013 was $60.30.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The historical prices of the underlying shares should not be taken as an indication of future performance, and no assurance can be given as to the price of the underlying shares on the valuation date.

Shares of the iShares® MSCI EAFE Index Fund Daily Closing Prices January 1, 2008 to June 7, 2013

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Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor
Principal at Risk Securities

iShares® MSCI EAFE Index Fund (CUSIP 464287465)	High ($)	Low ($)	Period End ($)
2008
First Quarter	78.35	68.31	71.90
Second Quarter	78.52	68.10	68.70
Third Quarter	68.04	53.08	56.30
Fourth Quarter	55.88	35.71	44.87
2009
First Quarter	45.44	31.69	37.59
Second Quarter	49.04	38.57	45.81
Third Quarter	55.81	43.91	54.70
Fourth Quarter	57.28	52.66	55.30
2010
First Quarter	57.96	50.45	56.00
Second Quarter	58.03	46.29	46.51
Third Quarter	55.42	47.09	54.92
Fourth Quarter	59.46	54.25	58.23
2011
First Quarter	61.91	55.31	60.09
Second Quarter	63.87	57.10	60.14
Third Quarter	60.80	46.66	47.75
Fourth Quarter	55.57	46.45	49.53
2012
First Quarter	55.80	49.15	54.90
Second Quarter	55.51	46.55	49.96
Third Quarter	55.15	47.62	53.00
Fourth Quarter	56.88	51.96	56.82
2013
First Quarter	59.89	56.90	58.98
Second Quarter (through June 7, 2013)	63.53	58.17	60.30

This document relates only to the Buffered PLUS referenced hereby and does not relate to the underlying shares. We have derived all disclosures contained in this document regarding iShares from the publicly available documents described in the preceding paragraph. In connection with the offering of the Buffered PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we priced the Buffered PLUS) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the Buffered PLUS and therefore the trading prices of the Buffered PLUS.  Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with iShares.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the Buffered PLUS under the securities laws.  As a prospective purchaser of the Buffered PLUS, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

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Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor
Principal at Risk Securities

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BTC”).  The Buffered PLUS are not sponsored, endorsed, sold, or promoted by BTC. BTC makes no representations or warranties to the owners of the Buffered PLUS or any member of the public regarding the advisability of investing in the Buffered PLUS.  BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the Buffered PLUS.

The MSCI EAFE Index.  The MSCI EAFE Index® is a stock index calculated, published and disseminated daily by MSCI Inc. (“MSCI”).  The index is a free float-adjusted market capitalization index that is designed to measure the equity market performance of developed markets, excluding the United States and Canada, and it consists of the following 22 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.  For additonal information about the MSCI EAFE Index, see the information set forth under “MSCI EAFE Index” and “MSCI Global Investable Market Indices Methodology” in the accompanying index supplement.

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Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor
Principal at Risk Securities

Additional Information About the Buffered PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional provisions:
Share underlying index:	MSCI EAFE Index
Postponement of maturity date:
If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the Buffered PLUS will be postponed to the second business day following that valuation date as postponed.

Denominations:	$1,000 per Buffered PLUS and integral multiples thereof
Minimum ticketing size:	$1,000 / 1 Buffered PLUS
Tax considerations:
Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the Buffered PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to settlement, other than pursuant to a sale or exchange.

▪    Upon sale, exchange or settlement of the Buffered PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered PLUS.  Subject to the discussion below concerning the potential application of the “constructive ownership” rule, such gain or loss should be long-term capital gain or loss if the investor has held the Buffered PLUS for more than one year, and short-term capital gain or loss otherwise.

Because the Buffered PLUS are linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the Buffered PLUS will be treated as a “constructive ownership transaction” under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”).  If this treatment applies, all or a portion of any long-term capital gain of the U.S. Holder in respect of the Buffered PLUS could be recharacterized as ordinary income (in which case an interest charge will be imposed).  Due to the lack of governing authority, our counsel is unable to opine as to whether or how Section 1260 of the Code applies to the Buffered PLUS.  U.S. investors should read the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Tax Treatment of the PLUS—Possible Application of Section 1260 of the Code” in the accompanying product supplement for PLUS for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” rule.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Buffered PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the potential application of the constructive ownership rule, the issues

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Principal at Risk Securities

presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Additionally, any consequences resulting from the Medicare tax on investment income are not discussed in this document or the accompanying product supplement for PLUS.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Buffered PLUS.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Use of proceeds and hedging:
The proceeds we receive from the sale of the Buffered PLUS will be used for general corporate purposes.  We will receive, in aggregate, $1,000 per Buffered PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the Buffered PLUS, our hedging counterparty will reimburse the cost of the Agent’s commissions.  The costs of the Buffered PLUS borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Buffered PLUS.

On or prior to the pricing date, we hedged our anticipated exposure in connection with the Buffered PLUS, by entering into hedging transactions with our subsidiaries and/or third party dealers.  We expect our hedging counterparties to have taken positions in underlying shares, futures and options contracts on the underlying shares and component stocks of the share underlying index listed on major securities markets.  Such purchase activity could have increased the price of the underlying shares on the pricing date, and, therefore, could have increased the price at which the underlying shares must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered PLUS.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Buffered PLUS, including on the valuation date, by purchasing and selling the underlying shares, futures or options contracts on the underlying shares or component stocks of the share underlying index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.  We cannot give any assurance that our hedging activities will not affect the value of the underlying shares and, therefore, adversely affect the value of the Buffered PLUS or the payment you will receive at maturity, if any.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Buffered PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Buffered PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Buffered PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Buffered PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by

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Principal at Risk Securities

independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Buffered PLUS.

Because we may be considered a party in interest with respect to many Plans, the Buffered PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Buffered PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Buffered PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Buffered PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Buffered PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Buffered PLUS are contractual financial instruments.  The financial exposure provided by the Buffered PLUS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Buffered PLUS.  The Buffered PLUS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Buffered PLUS.

Each purchaser or holder of any Buffered PLUS acknowledges and agrees that:

(i)    the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Buffered PLUS, (B) the purchaser or holder’s investment in the Buffered PLUS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Buffered PLUS;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Buffered PLUS and (B) all hedging transactions in connection with our obligations under the Buffered PLUS;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)   our interests are adverse to the interests of the purchaser or holder; and

(v)    neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Buffered PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the Buffered PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Buffered PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to

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Principal at Risk Securities

investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Buffered PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Buffered PLUS by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the Buffered PLUS, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $5 for each Buffered PLUS they sell.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the Buffered PLUS.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Validity of the Buffered PLUS:
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the Buffered PLUS offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such Buffered PLUS will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the Buffered PLUS and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the product supplement for PLUS and index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  You should read the prospectus in that registration statement, the product supplement for PLUS, the index supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the product supplement for PLUS, index supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov.as follows:

Product Supplement for PLUS dated August 17, 2012

Index Supplement dated November 21, 2011

Prospectus dated November 21, 2011

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Terms used in this document are defined in the product supplement for PLUS, in the index supplement or in the prospectus.  As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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